UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest events reported) March 27, 2000
                                                       --------------
                                                       March 8, 2000
                                                       --------------

                      PUBLIC SERVICE COMPANY OF NEW MEXICO
                      ------------------------------------
             (Exact name of registrant as specified in its charter)


         New Mexico                                          85-00019030
-----------------------------        Commission         ----------------------
(State or Other Jurisdiction      File Number 1-6986      (I.R.S. Employer
      of Incorporation)                       ------    Identification) Number)



      Alvarado Square, Albuquerque, New Mexico                  87158
      ----------------------------------------                  -----
      (Address of principal executive offices)                (Zip Code)



                                 (505) 241-2700
                                 --------------
              (Registrant's telephone number, including area code)


               --------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)




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Item  5.   Other Event

The following is the Company's press release and is being filed herewith as a current event.

PNM Declares Stock Dividends, Elects New Company President to Board

Albuquerque, N.M., March 8, 2000 - The Board of Directors of PNM, Public Service Company of New Mexico (NYSE:PNM), has declared quarterly dividends on PNM common and preferred stock. The common stock dividend of 20 cents per share, unchanged from the previous quarter, is payable May 19 to shareholders of record May 2.

The Board also declared the regular quarterly dividend of $1.145 per share on the company's 4.58 percent series of cumulative preferred stock. The dividend on the preferred stock is payable April 15 to shareholders of record April 1.

In other action, PNM President Jeffrey E. Sterba, 45, was elected to a seat on the Board vacated by the resignation of Larry Lattman. Mr. Lattman, a PNM director for 7 years, has passed the retirement age provided for in PNM corporate bylaws.

PNM is a combined electric and gas utility serving approximately 1.3 million people in New Mexico. The company also sells power on the wholesale market. Avistar, a wholly owned subsidiary of PNM, operates an advanced meter servicing business in California and Nevada, and offers energy and water management solutions for government and institutional clients in the Southwest. The company's stock is traded primarily on the NYSE under the symbol PNM. For more information about PNM, see our web site at www.pnm.com.

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


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   PUBLIC SERVICE COMPANY OF NEW MEXICO
                                   ------------------------------------------
                                              (Registrant)


Date:  March 27, 2000                          /s/ John R. Loyack
                                   ------------------------------------------
                                                   John R. Loyack
                                        Vice President, Corporate Controller
                                            and Chief Accounting Officer
                                   (Officer duly authorized to sign this report)







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